                                  EXHIBIT 11.2

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               Three Months Ended
                                                                  December 31,
                                                             ----------------------
                                                               1998           1997
                                                               ----           ----
Shares:

Weighted average number of common shares outstanding           16,519        15,994

Additional shares assuming conversion of
     stock options and warrants                                   359           574
                                                             --------      --------

Weighted average shares outstanding                            16,878        16,568
                                                             ========      ========

Net income                                                   $  4,923      $  3,656
                                                             ========      ========

Diluted earnings per share                                   $   0.29      $   0.22
                                                             ========      ========